Exhibit 99.1

FOR IMMEDIATE RELEASE

November 20, 2009

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

303-713-5000

Cloud Peak Energy Announces Pricing of Its Initial Public Offering

Gillette, WY, November 20, 2009 — Cloud Peak Energy Inc. (NYSE:CLD) announced today the pricing of its initial public offering of 30,600,000 shares of its common stock at a price of $15.00 per share.  The shares will begin trading on Friday, November 20, 2009, on the New York Stock Exchange under the ticker symbol, “CLD.”  In addition, the underwriters have the option to purchase up to an additional 4,590,000 shares to cover over-allotments, if any.  Cloud Peak will not retain the proceeds of the offering.

Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and RBC Capital Markets Corporation are acting as joint book-running managers for the offering.

The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Credit Suisse Securities (USA) LLC at One Madison Avenue 1B, New York, New York 10010, Attention:  Prospectus Department or by calling (800) 221-1037, Morgan Stanley & Co. Incorporated at 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department or by calling (866) 718 1649 or my emailing: prospectus@morganstanley.com or RBC Capital Markets Corporation at Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, Attention: Equity Syndicate or by calling (212) 428-6670.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration  or qualification under the securities laws of any such state or jurisdiction.

About Cloud Peak Energy

Cloud Peak Energy (NYSE:CLD) is headquartered in Wyoming and is the third largest coal producer in the United States.  As one of the safest coal producers in the nation, Cloud Peak Energy Inc. specializes in the production of low sulfur, sub-bituminous coal.  The company owns and operates three surface coal mines in the Powder River Basin, the lowest cost coal producing region in the nation among major coal producing regions.  The Antelope Mine and Cordero Rojo Mine are located in Wyoming and the Spring Creek Mine is located near Decker, Montana.

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505 South Gillette Avenue • PO Box 3009 • Gillette, WY 82717-3009

Phone: (307) 687-6000 • Fax: (307) 687-6015